MINUTES OF
THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF
COLOR STAR TECHNOLOGY CO., LTD.

November 18, 2020

The Extraordinary Meeting of Shareholders (the "Meeting") of Color Star Technology Co., Ltd., a Cayman Islands company (the "Company"), was held on November 18, 2020, commencing at 8:00 p.m. (local time), at 57th Fl, Conference Room,109-9 Binhai Ave, Longhua District, Haikou, Hainan, China, 570105, pursuant to notice.

Biao Lu, Chief Executive Officer of the Company, acted as Chairman of the Meeting and Wei Zhang, an employee of the Company, acted as Secretary of the Meeting.

The Chairman presented the certified member list setting forth the number of issued and outstanding ordinary shares, par value $0.001 per share, of the Company ("Ordinary Shares") as of the close of business on October 15, 2020, the record date of the meeting. The Chairman ordered such Affidavit of Officer to be annexed to the minutes of the Meeting as Exhibit A.

The Chairman called for all proxies to be filed with the Secretary of the Meeting, and the Secretary presented the Report of the Secretary which stated that 20,185,821 shares of Ordinary Shares were represented at the Meeting by proxy. The Chairman directed that such Report be annexed to the minutes of the Meeting as Exhibit B and then declared that a quorum was in attendance and that the Meeting was duly convened.

The following proposals are passed by votes of the shareholders at the Meeting:

Proposal No. 1 - Increase In Authorized Shares

That the authorized share capital of the Company be increased from US$75,000 divided into 75,000,000 ordinary shares of a par value of US$0.001 each to US$200,000 divided into 200,000,000 ordinary shares of a par value of US$0.001 each by the creation of an additional 125,000,000 ordinary shares of a par value of US$0.001 each to rank pari passu in all respects with the existing ordinary shares (the "Share Increase") and that the registered office provider of the Company be authorized to attend to the necessary filings with the Registrar of Companies in the Cayman Islands in connection with the Share Increase.

Proposal No. 2 - Approval of the Amendment No.2 to the Company's 2019 Equity Incentive Plan

That the Company's 2019 Equity Incentive Plan, dated as of May 31, 2019, as amended on November 26, 2019 be amended to increase the number of ordinary shares reserved thereunder by 5,400,000 shares from 1,136,000 shares to 6,536,000 shares.

The Secretary then presented the sheet for voting results of the proposal:

Proposal No. 1 had been approved, 18,646,614 votes having been cast in favor of such proposal, 1,437,205 votes having been cast against such proposal and 102,002 votes having abstained.

Proposal No. 2 had been approved, 18,733,936 votes having been cast in favor of such proposal, 1,388,099 votes having been cast against such proposal and 63,786 votes having abstained.

There being no further business to come before the Meeting, it was, upon motion duly made and seconded, **ADJOURNED**.

Zhang Wei

Wei Zhang
Secretary of the Meeting

EXHIBIT A

Color Star Technology Co., Ltd.

Affidavit of Officer

Biao Lu, being duly sworn, deposes and states that:

1. He is the Chief Executive Officer of Color Star Technology Co., Ltd., a company organized and existing under and by virtue of the laws of the Cayman Islands (hereinafter called the "Company");

2. The Company's certified member list, as of October 15, 2020, represents that the accompanying list of shareholders of record of the Company, showing the address of each such shareholder and number of shares registered in the name of each such shareholder includes all of the outstanding ordinary shares of the Company, par value $0.001 per share, and the record holders thereof, as shown by the books of the Company at the close of business on October 15, 2020 entitled to notice of and to vote at the Extraordinary General Meeting of Shareholders of the Company to be held on November 18, 2020 (the "Meeting").

3. For a period of at least ten (10) days prior to the date hereof, a list of shareholders entitled to vote at the Meeting has been kept on file and has been open to inspection at the offices of the Company located at 800 3rd Ave, Suite 2800, New York NY 10022.

Biao Lu

4925476 v2
30619.00002

EXHIBIT B

Color Star Technology Co., Ltd.

Extraordinary General Meeting of Shareholders

November 18, 2020

Report of Secretary

The undersigned, Secretary of the Extraordinary General Meeting of Shareholders (the "Meeting") of Color Star Technology Co., Ltd., a Cayman Islands company (the "Company"), being held at 57th Fl, Conference Room,109-9 Binhai Ave, Longhua District, Haikou, Hainan, China, 570105, on November 18, 2020, 8:00 p.m. (local time), REPORTS that the holders of record of an aggregate of shares of ordinary shares, par value $0.001 per share, of the Company, constituting more than one third of the aggregate number of votes entitled to be cast at said meeting, are present in person or represented by proxy and entitled to vote at said meeting.

I hereby certify that the voting results are in the sheet attached hereto; and that, such number of votes constitutes a majority of the aggregate number of votes represented by the issued and outstanding ordinary shares present at the meeting in person or by proxy and entitled to vote.

Respectfully submitted,

Zhang Wei

Wei Zhang
Secretary of the Meeting